EXHIBIT 3.1.3 - Articles of Incorporation (as amended May 24, 2012)

CERTIFICATE OF AMENDMENT
of the
CERTIFICATE OF INCORPORATION OF BALTIA AIR LINES, INC.

under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1) The name of the corporation is BALTIA AIR LINES, INC.

(2) The filing date of the corporation's certificate of incorporation is: 8/24/89.

(3) The corporation requests that the number of its authorized common shares be increased to 2,500,000,000 amending article 4 to state as follows:

 (4)The aggregate number of shares which the corporation shall have the authority to issue is
    2,500,000,000 common shares ($.0001 par value) and 2,000,000 preferred shares ($.01 par value).
    Shareholders do not have preemptive rights.

(4) The amendment of the certificate of incorporation was authorized: by the corporation's board of directors and by a vote of the majority of all outstanding shares entitled to vote at a meeting on 05/24/2012

State of New York        )
                         )ss.
County of Queens         )
I, Igor Dmitrowsky, being duly sworn, depose and state that I am the President and C.E.O. of Baltia Air Lines, Inc., the corporation named in the described above in the foregoing certificate and that I have read the foregoing certificate and know the contents thereof to be true, except as to the matters herein stated to be alleged upon information and belief, and as those matters, I believe them to be true.

/signed/
Igor Dmitrowsky

Sworn to me this 24th day of May, 2012

/signed/
Notary Public

IN WITNESS WHEREOF, this certificate had been subscribed this 24th day of May, 2012, by the undersigned who affirms that the statements herein are true under the penalty of perjiury

/signed/
Igor Dmitrowsky

BETH PETZNICK
NOTARY PUBLIC, State of New York
No. 01PE4857205
Qualified in Queens County
Commission Expries April 28, 2014